Exhibit 99.1

Worthington Industries Finalizes Rome Strip Steel Purchase

COLUMBUS, OH Worthington Industries, Inc. (NYSE: WOR) today announced that it has completed its acquisition of Rome Strip Steel Company, Inc.  Located in Rome, N.Y., Rome manufactures cold rolled steel to extremely tight tolerances, primarily for the automotive industry.  The business will be integrated into the Steel Processing business unit of Worthington Industries and will add a third, high value-add, cold rolling and annealing production facility to the Company.

About Worthington Industries
Worthington Industries is a leading global diversified metals manufacturing company with 2014 fiscal year sales of $3.1 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for industrial gas and cryogenic applications, CNG and LNG storage, transportation and alternative fuel tanks, oil and gas equipment, and brand consumer products for camping, grilling, hand torch solutions, scuba diving and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions;  automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 11,000 people and operates 83 facilities in 10 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement
The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act").  Statements by the Company which are not historical information constitute "forward looking statements" within the meaning of the Act.  All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected.  Factors that could cause actual results to differ materially include risks described from time to time in the Company's filings with the Securities and Exchange Commission.

Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
(614) 438-3077
cathy.lyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
(614) 438-7391
sonya.higginbotham@WorthingtonIndustries.com

200 Old Wilson Bridge Rd.
Columbus, Ohio 43085
WorthingtonIndustries.com